Calculation of Filing Fee Tables
S-8
CERAGON NETWORKS LTD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value NIS 0.01 per share ("Ordinary Shares")	Other	3,000,000	$ 2.305	$ 6,915,000.00	0.0001381	$ 954.96
Total Offering Amounts:						$ 6,915,000.00		$ 954.96
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 954.96
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional Ordinary Shares that may become issuable under the Ceragon Networks Ltd. 2024 Equity Incentive Plan (the "Plan"), by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that increases the number of Ordinary Shares of the Registrant. (2) Represents 3,000,000 Ordinary Shares issuable under the Plan. (3) Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per Ordinary Share and the proposed maximum aggregate offering price are based on the average of the high and low prices per share of the Ordinary Shares of the Registrant as reported by The Nasdaq Global Select Market on April 8, 2026, which is within five (5) business days prior to the date of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources